Exhibit 10.1

NBTY- Management Incentive Plan (MIP)

US Based Associates

The NBTY Management Incentive Plan (the Plan) is directly linked to the company’s growth and profitability objectives, and supports a culture where performance drives compensation.

I. Plan Eligibility

NBTY employees (Associates) whose base salary is at $110,000 or greater may be eligible to participate in the Plan (each such Associate, a “participant”), with the exception of Associates who are on another NBTY incentive plan including, but not limited to, Sales Incentive Plans, Year End Bonus (YEB), etc.  Contractors and student interns also are excluded from the Plan.

II. Plan Structure

A participant’s incentive payout is influenced by the following components:

A.            NBTY’s Financial Performance

B.            Assessment of NBTY’s Performance by the CEO and NBTY’s Compensation Committee

C.            Assessment of Business Unit performance by the CEO

D.            Associate’s Base Salary & Incentive Target Percent

E.            Associate’s Individual Performance

For purposes of this plan, “Business Unit” will be used to describe the Global Wholesale, Puritan’s Pride, Vitamin World HDQ staff and Corporate Support/Staff Functions.

A.                  NBTY Financial Performance

The amount of funding that is available to distribute to the Business Units, and subsequently to Associates, is based on NBTY’s financial performance. It is expected that the plan will fund at 50% when NBTY meets threshold performance, at 100% when plan performance is met, and at 200% when maximum performance is achieved (after accruing for the bonus payout).

B.                  Assessment of NBTY Performance by the CEO and NBTY’s Compensation Committee

The actual amount of funding available may be adjusted up or down based on the joint discretion of the CEO and NBTY Compensation Committee’s assessment of the overall performance of NBTY.

C.                  Assessment of Business Unit Performance by the CEO

Each Business Unit is allocated a portion of the overall NBTY funding based on:

How the Business Unit performs against its own performance commitments and contribution to NBTY EBITDA and CEO discretion.

NBTY Confidential

D.                  Associate’s Base Salary & Incentive Target Percent

Incentive opportunity (the amount of incentive an Associate is eligible to receive) is based on their base salary as of September 30th and his/her incentive target percent. Incentive opportunity is calculated as follows:

•                  Incentive Opportunity = base salary as of September 30th x target incentive %

•                  Funded Incentive Opportunity = Incentive opportunity x Business Unit assessment

E.                  Associate’s Individual Performance

•                  The amount of incentive that each Associate receives depends on their personal performance (i.e. high-performing employees are eligible for higher rewards.)

•                  Performance is assessed by the Associate’s manager based on achievement of assigned performance goals and objectives.

•                  Based on this performance assessment, the manager will determine an applicable payout % that, in conjunction with an Associate’s funded incentive opportunity, will be used to determine the incentive payout amount.

•                  Senior management reserves the right to adjust an individual Associate’s payout amount if the calculated payout does not appropriately reflect effort, or extraordinary/unusual events.

Guidelines for Determining Incentive Awards: Applied to All Plan Components

Results	Incentive Payout Range
Exceeded all or most goals and objectives
• Results exceeded target performance levels
• Notable/exceptional contribution to department/organization	Up to 150%
• Continually demonstrated a superior level of knowledge, skills and behaviors
Met goals and objectives
• Accomplishments met target performance levels
• Fully satisfactory	Up to 100%
• Solid, reliable and meaningful contribution to the organization and
• Consistently demonstrated expected levels of knowledge skills and behaviors
Met some goals and objectives	Up to 75%
• Accomplishments met some, but not all target performance levels and
• Sometimes demonstrated the expected level of knowledge,
• Improvement needed
Did not achieve most or all goals and objectives
• Performance fell below expectations
• Did not demonstrate expected level of knowledge	0%
• Improvement needed

III. Changes to Eligibility Status

Form and Timing of Payment - Incentive awards will be paid in a single lump sum typically no later than mid- December immediately following the preceding Plan Year. Incentive awards may be pro-rated (or not paid at all) dependent upon the Associate’s active participation in the Plan Year, as follows:

A.            New Hire - Associates who begin their employment with NBTY on or before June 30 of the Plan Year are eligible to receive a pro-rated incentive award based on month of hire. (E.g. Associate hired May 21 of the Plan Year is eligible for 5 months of pro-ration).  Associates who begin work with NBTY on or after July 1 of the Plan Year are not eligible to participate in the Plan for that Plan Year.  (See attached pro-ration schedule.)

B.            Promotions, Demotions and Base Salary/Incentive Target Changes - The award for the Plan Year will be calculated based on the salary and target % as of September 30th, regardless of whether an eligible Associate has a base salary and/or incentive target percent change during the Plan Year.

C.            Other Leave of Absence - Subject to applicable local policy and applicable law, eligible Associates who are absent from work due to an approved absence or leave will have their awards pro-rated to reflect the number of full weeks the Associate was on a leave of absence.  Associates who were absent from work due to an approved FMLA will not have their awards pro-rated for the time spent on an approved FMLA leave. Those on any leave of absence on the payment date will have their payment deferred until they return to work.

D.            Voluntary Termination — No payment will be made to an Associate if they voluntarily terminate at any time during the Plan Year (October 1-September 30th), or prior to the payment date.

E.            Involuntary Termination — No payment will be made if an Associate is terminated, with or without cause, at any time during the Plan Year.  However, if the Associate is terminated by NBTY without cause after the completion of the Plan Year (September 30th) but before the award is paid (usually mid-December), then they will be eligible for their MIP award.  No payment, under any circumstances, will be made if the Associate is involuntary terminated for cause, as determined by NBTY.

F.             Death & Permanent Disability - In the event that employment ends due to death or permanent disability, awards will be pro-rated on the number of active months preceding death or permanent disability. Awards will be paid to the Associate’s beneficiaries on the same date as all other award payments.

IV. General Conditions

Participation in the Plan is at the discretion of the Company.  The Company reserves the right to revise or terminate any of the provisions of this Plan or to terminate the Plan itself at any time without prior notice.  The Director of Compensation will publish all such revisions to the Plan.

A.            The issuance of these guidelines for any year does not, in any way, commit the Company to pay a similar kind of compensation in any subsequent year.  Furthermore, the payment of an incentive award in any year shall not be considered a precedent for any subsequent year, and the payment shall not limit the Company’s absolute discretion in future years to pay, or not pay, any incentive award.

B.            Eligibility for participation and receipt of compensation under this Plan requires strict compliance with NBTY standards for ethical conduct and company policies.  Non-compliance, as determined by NBTY in its sole discretion, will constitute grounds for cancellation of incentive compensation eligibility.

C.            Participation in this Plan by any Associate of the Company is conditioned on the express agreement by the participant that he/she will not, directly (or indirectly) during (or after) his/her employment with the Company, transfer, or allow to be transferred, any Company confidential information to any person, firm, or organization not authorized by NBTY to receive such information.

D.            Participation in this Plan is conditioned on the express agreement by the participant that he/she executes any documents deemed necessary by the Company to administer the Plan.

E.            Any participant’s complaint regarding this Plan, or with respect to any incentives received pursuant to this Plan, must be received in writing by the Company from the participant within six (6) months after the end of the Plan Year.  Failure to formally register a complaint or claim for compensation will constitute a waiver of complaint on the participant’s behalf.

F.             Anything in this Plan to the contrary notwithstanding, the terms of this Plan shall be interpreted and applied in a manner consistent with the requirements of Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations thereunder so as not to subject an Associate to the payment of any tax penalty or interest which may be imposed by Section 409A of the Code and the Company shall have no right to accelerate or make any payment under this Plan except to the extent such action would not subject an Associate to the payment of any tax penalty or interest under Section 409A of the Code. It is intended that payments made under this Plan shall be exempt from compliance with Section 409A of the Code pursuant to the exemption for short-term deferrals set forth in Section 1.409A-1(b)(4) of the Treasury Regulations. If all or a portion of the payments provided under this Plan constitute taxable income to an Associate for any taxable year that is prior to the taxable year in which such payments are to be paid to such Associate as a result of the Plan’s failure to comply with the requirements of Section 409A of the Code and the Treasury Regulations, the applicable payment shall be paid immediately to the associate to the extent such payment is required to be included in the Associates income.

V. Plan Review & Approvals

This Plan document supersedes any and all prior incentive plans, policies and arrangements of NBTY.

All components of this Plan, including accompanying forms, and any updates, revisions, clarifications, and/or other modifications made by NBTY are proprietary and may not be altered or modified in any way unless authorized in writing by the Director of Compensation and the Senior Vice President of Human Resources .  The Senior Vice President of Human Resources has the authority to interpret the Plan and to make all discretionary decisions relating to, exceptions to, and interpretations of the Plan and the administration and implementation thereof.

The Company maintains sole discretion to make any and all financial calculations necessary for the administration of this Plan, or the calculation of any incentive compensation hereunder, based on applicable NBTY policies and procedures.

MIP PRO-RATION SCHEDULE

MONTH OF HIRE	PRO-RATION %

October	100.0%
November	91.7%
December	83.3%
January	75.0%
February	66.7%
March	58.3%
April	50.0%
May	41.7%
June	33.3%
July	0.0%
August	0.0%
September	0.0%